Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-206060

$400,000,000

4.125% First and Refunding Mortgage Bonds,

Series 2018C, Due 2048

SUMMARY OF TERMS

Security:	4.125% First and Refunding Mortgage Bonds, Series 2018C, Due 2048 (the “Series 2018C Bonds”)

Issuer:	Southern California Edison Company

Principal Amount:	$400,000,000

Expected Ratings of Securities*:	Aa3 / A / A+ (Stable / Stable / Negative Watch) (Moody’s / S&P / Fitch)

Trade Date:	February 28, 2018

Settlement Date**:	March 5, 2018 (T + 3)

Maturity:	March 1, 2048

Benchmark US Treasury:	2.75% due November 15, 2047

Benchmark US Treasury Price:	92-18+

Benchmark US Treasury Yield:	3.136%

Spread to Benchmark US Treasury:	T + 100 bps

Reoffer Yield:	4.136%

Coupon:	4.125%

Coupon Payment Dates:	March 1 and September 1

First Coupon Payment Date:	September 1, 2018 (short first coupon)

Public Offering Price:	99.812%

Optional Redemption:

Callable at any time prior to September 1, 2047, in whole or in part, at a “make whole” premium of 15 bps, plus accrued and unpaid interest thereon to but excluding the date of redemption.

At any time on or after September 1, 2047, callable, in whole or in part, at 100% of the principal amount of the bonds being redeemed plus accrued and unpaid interest thereon to but excluding the date of redemption.

CUSIP/ISIN:	842400 GK3 / US842400GK35

Joint Book-running Managers:

BNY Mellon Capital Markets, LLC (“BNY Mellon”)

Citigroup Global Markets Inc. (“Citigroup”)

MUFG Securities Americas Inc. (“MUFG”)

U.S. Bancorp Investments, Inc. (“US Bancorp”)

Mizuho Securities USA LLC (“Mizuho”)

PNC Capital Markets LLC (“PNC”)

Co-managers:

BNP Paribas Securities Corp.

RBC Capital Markets, LLC

SunTrust Robinson Humphrey, Inc.

Blaylock Van, LLC

Cabrera Capital Markets, LLC

MFR Securities, Inc.

Mischler Financial Group, Inc.

Penserra Securities LLC

Siebert Brandford Shank & Co., L.L.C.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**	Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Series 2018C Bonds on the Trade Date will be required, by virtue of the fact that the Series 2018C Bonds initially will not settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, BNY Mellon, Citigroup, MUFG or US Bancorp can arrange to send you the prospectus if you request it by calling BNY Mellon at 1-800-269-6864, Citigroup at 1-800-831-9146, MUFG at 1-877-649-6848, or US Bancorp at 1-877-558-2607.

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